Exhibit 23.3

Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906

Consent of Data & Consulting Services Division of Schlumberger Technology Corporation

As independent petroleum engineers, we hereby consent to (a) the use of our reserve reports relating to the proved reserves of gas and oil (including coalbed methane) of CNX Gas Corporation (and/or its predecessor(s) in interest) as of December 31, 2007, 2006, 2005, 2004, and 2003 and as of March 31, 2005, and (b) the references to us as experts, in each case, in (x) CNX Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and (y) all of CNX Gas Corporation’s current and future registration statements filed with the U.S. Securities and Exchange Commission, including all pre-effective and post-effective amendments thereto including by incorporation by reference, including without limitation, CNX Gas Corporation’s Registration Statements on Form S-8 (file nos. 333-131497 and 333-133988).

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Data & Consulting Services Division of Schlumberger Technology Corporation nor any of its employees had, or now has, a substantial interest in CNX Gas Corporation or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

DATA & CONSULTING SERVICES
DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:
Charles M. Boyer II, PG
Operations Manager

Date: February 15, 2008